1271 Avenue of the Americas |New York, NY 10020

blankrome.com

Exhibit 8.1

October 2, 2024

The Board of Directors
Twin Vee PowerCats Co.
3101 S. U.S. Highway 1
Ft. Pierce, Florida 34982

Dear Ladies and Gentlemen:

We have acted as counsel to Twin Vee PowerCats Co., a Delaware corporation (the “Company”), in connection with that certain Agreement and Plan of Merger, dated and entered into as of August 12, 2024 (the “Merger Agreement”), by and among Forza X1, Inc., a Delaware corporation (“Forza”), the Company, and Twin Vee Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Forza will merge with and into Merger Sub, with Forza surviving the merger (collectively with the other transactions described in the Merger Agreement, the “Merger”) and the filing of a Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”).

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement (including the proxy statement/prospectus included therein), and (iii) originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed that (i) the Merger will be effected in accordance with the Merger Agreement and none of the material terms and conditions of the Merger Agreement have been or will be waived or modified, (ii) the statements set forth in the Merger Agreement are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iii) any representations made in the Merger Agreement “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without such qualification, and (iv) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Merger Agreement. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, it is our opinion that the discussion contained in the Registration Statement under the caption “Certain U.S. Federal Income Tax Consequences of the Merger – General,” insofar as such discussion summarizes U.S. federal income tax law or legal conclusions with respect thereto, is accurate in all material respects as of the date hereof.

The opinion set forth in this letter is based on current provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to change (possibly with retroactive effect). Changes in applicable law could adversely affect our opinion. We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be used, relied upon, circulated, quoted, or otherwise referred to for any other purposes without our express written consent. No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, changes in the federal income tax laws or the application or interpretation thereof, any factual matters arising subsequent to the date hereof or the impact of any information, fact, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. In the event that any one or more of the matters referred to herein or in the Registration Statement are untrue, inaccurate, or incomplete, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy, or incompletion affects the accuracy of the opinions provided herein.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Blank Rome
BLANK ROME LLP